Exhibit 99.1

OneSource Receives Letter from ValueAct Capital

    CONCORD, Mass.--(BUSINESS WIRE)--Feb. 9, 2004--OneSource Information Services, Inc. (NASDAQ: ONES), a leading provider of business information products and services, today announced that it has received a letter from ValueAct Capital indicating that it was prepared to offer to acquire all of the outstanding shares of OneSource at a cash price of $8.10 per share on the terms and conditions contained in a merger agreement enclosed with the letter. The special committee of the board of directors of OneSource is reviewing the proposal in order to determine the course of action which will serve the best interests of all stockholders.
    On October 3, 2003, OneSource announced that it had received an unsolicited letter from ValueAct Capital expressing its interest in acquiring OneSource's business. OneSource's board of directors subsequently formed a special committee of outside independent directors to evaluate OneSource's strategic options to maximize shareholder value. The special committee engaged Morgan Stanley & Co. and Portico Capital Securities LLC to assist it in this review. On January 13, 2004, and February 9, 2004, ValueAct amended its Schedule 13D concerning its interest in acquiring OneSource's business. ValueAct currently holds approximately a 32% ownership interest in OneSource.

    About OneSource Information Services, Inc.

    OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. OneSource products and services support a company's vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.
    OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Product information is available at www.onesource.com. Customers include Bank One, Chubb, Citigroup, Cisco, Deloitte & Touche, HP, i2 Technologies, Orange, Royal & SunAlliance, SAS Institute, and Sun Microsystems.

    CONTACT: OneSource Information Services, Inc.
             Roy Landon, 978-318-4377
             Roy_Landon@onesource.com